AMENDMENT TO THE
ADVISORS SERIES TRUST
SECOND AMENDED AND RESTATED CUSTODY AGREEMENT

    THIS AMENDMENT is entered into as of the last date on the signature block, to the Second Amended and Restated Custody Agreement, dated as of December 22, 2021 (the “Agreement”), by and between ADVISORS SERIES TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

    WHEREAS, the Trust and the Custodian (the “Parties”) have entered into the Agreement; and

WHEREAS, the Parties entered into an amendment on August 10, 2022 (the “Original Amendment”); and

WHEREAS, the Parties wish to update the August 10, 2022 amendment; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.The Original Amendment shall be read to define the “Agreement” as the Custody Agreement, dated December 22, 2021.

2.Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written below.

ADVISORS SERIES TRUST            U.S. BANK N.A.

By: /s/ Jeffrey T. Rauman            By: /s/ Jason Hadler
Name: Jeffrey T. Rauman        Name: Jason Hadler
Title: President        Title: Senior Vice President
Date: September 2, 2022        Date: _September 2, 2022